EXHIBIT 99.1

Zentric Inc. Signs the EPC Contract with Matinee Energy, Inc. for 20MWdcp, Solar Power Plant, in Benson, Arizona USA.

[March 20, 2012] Preferably 9am EST Tuesday March 20th

Benson, AZ -- (Marketwire) – March 20,2012 – Matinee Energy, Inc. and Zentric, Inc. (OTCBB: ZNTR) (OTCQB: ZNTR) announced the signing of an EPC agreement for construction by Zentric, Inc. of the solar power plants for 20MWdcp (U$72M) in Benson, Arizona, as part of the aggregated 120 MWdcp of plants using a part of the larger site (1200 acres).  Supporting Zentric, Inc. is Zentric (HK) Limited’s strong global procurement resources that secured 20MW PV modules from a leading PV module manufacturer, as previously reported January 23, 2012 (http://finance.yahoo.com/news/Zentric-Inc-Hong-Kong-prnews-720445689.html).  Zentric (HK) (HK) has established Zen Power Inc., a Nevada corporation, to manage the agreement.

Zentric’s global financing and procurement management are expected to increase the value of Zentric’s group of companies as they will benefit from the strong project financing and technology leadership of Matinee Energy. Mr. Chin Kim, CEO of Matinee Energy said that “operational efficiency of multi-domestic partnership management will help us improve our contribution to global partners.”

Mr. William Tien, President of Zentric, Inc. remarked, “We are very pleased to have this EPC contract awarded to Zentric (HK) and adding $72 million in revenue to Zentric over the next 12 months. We are very excited to work with Matinee Energy and hope that upon the successful completion of this initial phase we have an opportunity to be awarded the EPC contract for additional phases of this very significant solar project.”

About Zentric, Inc.
Zentric, Inc. is a technology company with a belief in making a contribution to saving the environment through the development of advanced patented battery technologies and in support of alternative energy and various other "green" initiatives. Zentric, Inc. has recently become actively involved in solar project development, including the above-mentioned project in Benson, Arizona. Zentric, Inc. will continue to seek opportunities to participate in renewable and alternative energy initiatives on a global basis.

For further information on Zentric, please go to: www.ZNTR.com
For further information on Zentric Solar, go to: www.zentricsolar.com

About Matinee Energy, Inc.
Matinee Energy has developed solar energy projects and businesses that are diverse and complementary to its core line of businesses. It implements and delivers infrastructure-based services and plans to deliver electricity based upon leading technologies and sustainable competitive advantages. Matinee Energy will continuously develop utility scale alternative energy solutions and intends to make a material contribution to the alternative energy sector. Matinee Energy also plans to partner with diverse sector participants from the U.S. and around the world.

For further information on Matinee Energy, please go to: www.matineesolar.com.